GRADUATED PLASTICS, INC.
                       (A DEVELOPMENT STAGE COMPANY)

                           FINANCIAL STATEMENTS
                             November 15, 1999

                             TABLE OF CONTENTS

                                                              PAGE

INDEPENDENT AUDITORS' REPORT                                    1

BALANCE SHEET                                                   2

STATEMENT OF OPERATIONS                                         3

STATEMENT OF STOCKHOLDERS' EQUITY                               4

STATEMENT OF CASH FLOWS                                         5

NOTES TO FINANCIAL STATEMENTS                                 6-7

                          BARRY L. FRIEDMAN, P.C.
                        Certified Public Accountant

1582 TULITA DRIVE                            OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                      FAX NO.(702) 896-0278


                       INDEPENDENT AUDITORS' REPORT

Board Of Directors                           November 16, 1999
Graduated Plastics, Inc.
Las Vegas, Nevada


     I have audited the Balance Sheet of Graduated Plastics, Inc., (A Development Stage Company), as of November 15, 1999, and the related Statements of Operations, Stockholders, Equity and Cash Flows for the period August 2, 1999, (inception) to November 15, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Graduated Plastics, Inc., (A Development Stage Company), at November 15, 1999, and the results of its operations and cash flows for the period August 2, 1999, (inception) to November 15, 1999, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, the Company has no established source of revenue.
This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Barry L. Friedman
Barry L. Friedman
Certified Public Accountant

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)
                             November 15, 1999

                               BALANCE SHEET


                                  ASSETS
CURRENT ASSETS                                         $  27,500
                                                       ---------
     TOTAL CURRENT ASSETS                              $  27,500
                                                       ---------
OTHER ASSETS                                           $       0
                                                       ---------
     TOTAL OTHER ASSETS                                $       0
                                                       ---------
  TOTAL ASSETS                                         $  27,500
                                                       =========

              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES                                    $       0
                                                       ---------
     TOTAL CURRENT LIABILITIES                         $       0
                                                       ---------
STOCKHOLDERS' EQUITY
     Preferred stock, $.001 par value
     Authorized 10,000,000 shares
     Issued and outstanding at
     November 15, 1999-None                            $       0

     Common stock, $.001 par value,
     Authorized 25,000,000 shares;
     Issued and outstanding at
     November 15, 1999-2,750,000 shares                $   2,750

Additional paid-in capital                                24,750

Deficit accumulated during
Development stage                                              0
                                                       ---------
     TOTAL STOCKHOLDER'S EQUITY                        $  27,500
                                                       ---------
  TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                               $  25,500
                                                       =========

The accompanying notes are an integral part of these financial statements

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)
              August 2, 1999,(Inception) to November 15, 1999

                          STATEMENT OF OPERATIONS
INCOME
  Revenue                                              $        0
                                                        ---------
EXPENSES
  Expenses                                             $        0
                                                        ---------
    TOTAL EXPENSES                                     $        0
                                                        ---------
  NET LOSS                                             $        0
                                                        =========
  Net Loss
  Per Share                                             $   .0000
                                                        =========
  Weighted average
  number of common
  shares outstanding                                    2,750,000
                                                        =========

The accompanying notes are an integral part of these financial statements

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)


                     STATEMENT OF STOCKHOLDERS' EQUITY

                                                       Deficit
                                                     accumulated
                                          Additional   during
                         Common Stock      paid-in   development
                       Shares     Amount   capital      stage
November 3, 1999
issued for services   2,750,000    $2,750  $24,750   $        0

Net loss, August
2,1999(inception)
to November 15, 1999                                           0
                      ---------   -------  --------- -----------
Balance,
November 15, 1999     2,750,000    $2,750  $  24,750 $         0
                      =========   =======  ========= ===========

The accompanying notes are an integral part of these financial statements

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)
              August 2, 1999,(Inception) t0 November 15, 1999

                          STATEMENT OF CASH FLOWS
Cash Flows from
Operating Activities
  Net loss                                              $       0

Cash Flows from
Investing Activities                                            0

Cash Flows from
Financing Activities
  Issue common stock                                       27,500
                                                        ---------
Net increase in cash                                    $  27,500

Cash,
beginning of period                                             0
                                                        ---------
Cash,
end of period                                           $  27,500
                                                        =========

The accompanying notes are an integral part of these financial statements

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS
                             November 15, 1999


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

          The Company was organized August 2, 1999, under the laws of the State of Nevada, as Graduated Plastics, Inc. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounting Method

          The Company records income and expenses on the accrual method.

     Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Equivalents

          The Company maintains a cash balance in a non-interest-bearing bank that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of November 15, 1999.

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS
                             November 15, 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Income Taxes

          Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS #109) "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

     Reporting on Costs of Start-Up Activities

          In April 1998, the American Institute of Certified Public Accountant's issued Statement of Position 98-5 ("SOP 98-5), Reporting on the Costs of Start-Up Activities" which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with initial adoption reported as the cumulative effect of a change in accounting principle. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

     Depreciation

          Depreciation is calculated on the basis of 5 year straight line.

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS
                             November 15, 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Loss Per Share

          Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects per share amounts that would have resulted if dilutive common stock equivalents had been converted to common stock. As of November 15, 1999, the Company had no dilutive common stock equivalents such as stock options.

     Year End

          The Company has selected December 31st as its year-end.

     Year 2000 Disclosure

          The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption or normal business activities. Since the Company currently has no operating business and does not use any computers, and since it has no customers, suppliers or other constituents, there are no material Year 2000 concerns.

NOTE 3 - INCOME TAXES

          There is no provision for income taxes as the Company was just incorporated on August 2, 1999 and has not yet filed a tax return.

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS
                             November 15, 1999


NOTE 4 - STOCKHOLDERS' EQUITY

     Common Stock

          The authorized common stock of Graduated Plastics, Inc. consists of 25,000,000 shares with a par value of $0.001 per share.

     Preferred Stock

          The authorized preferred stock of Graduated Plastics, Inc. consists of 10,000,000 shares with a par value of $0.001 per share.


          On November 3, 1999, the Company issued 2,750,000 shares of its $0.001 par value common stock for $0.01 per share or cash consideration of $27,500.

          On August 26, 1999, the State of Nevada approved the Company's restated Articles of Incorporation, which added to its capitalization 10,000,000 preferred shares. The par value of the preferred shares was $0.001.

NOTE 5 - GOING CONCERN

          The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to seek a merger with an existing, operating company. Until that time, the stockholders/officers and or directors have committed to advancing the operating costs of the Company interest free if necessary.

                         GRADUATED PLASTICS, INC.
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS
                             November 15, 1999


NOTE 6 - RELATED PARTY TRANSACTIONS

          The Company neither owns or leases any real or personal property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 7 - WARRANTS AND OPTIONS

          There are no warrants or options outstanding to issue any additional shares of common or preferred stock of the Company.

NOTE 8 - SUBSEQUENT EVENTS

          On November 16, 1999, the Company completed a transaction with Solplax Limited of Galway, Ireland, wherein the Company was Assigned U.S. Patent No. 5,948,848 in exchange for the payment to Solplax Limited of a 5% quarterly royalty payment. The royalty payment is based upon the Net Receipts received by the Company from all sales and licenses generated by the Company with regards to the Patent or other intellectual property assigned to the Company from Solplax Limited.